Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Discovery Gold Corporation on Form 10/A Amendment No. 1 to be filed on September 4, 2018, of our Report of Independent Registered Public Accounting Firm, dated July 27, 2018, on the balance sheet of Discovery Gold Corporation as of April 30, 2018 and 2017 and the related statements of operations, statements of changes in shareholders' deficit and statements of cash flows for the year ended April 30, 2018 and 2017, which appears in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Heaton & Company PLLC dba Pinnacle Accountancy Group of Utah

Heaton & Company PLLC dba Pinnacle Accountancy Group of Utah
Farmington, Utah
September 4, 2018